Exhibit 10.56

INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT

This Intellectual Property Rights Transfer Agreement (this “Agreement”) is made effective as of March 04, 2008 (the Effective Date) by and between Mark McDonald (“Assignor”) and 1ST Security Group, Inc., a Delaware corporation (“Company”). Assignor and Company are referred to in this Agreement each as a “Party” and collectively as the “Parties.” Assignor has developed an Estimation Software Package “The Estimator” application (the “Software”, as more specifically defined below and in Exhibit A to this Agreement). The Parties desire that Assignor sell and assign all of its interest in the Software to Company and Company desires to accept such interest from Assignor in consideration for the ownership interest in Company granted to Assignor.

1.       Definitions. As used in this Agreement:

(a)    “Software” means all components of the reverse publishing software, as described in Exhibit A to this Agreement, including but not limited to all source code, object code, micro code, scripts, algorithms, and related code, as applicable, including any enhancements, translations, customizations, modifications, updates, releases, or other changes to the same.

(b)    “Documentation” means user guides, administrators guides, operating manuals, education materials, product descriptions and specifications, technical manuals, supporting materials and other information relating to the Software or used in conjunction with the Software, whether distributed in print, magnetic, or electronic format.

2.      Assignment of Rights. Assignor hereby sells, assigns, transfers and conveys to Company (and its successors and assigns), all of Assignor’s rights, title and interest in and to (a) the Software, (b) the Documentation, (c) any inventions, ideas, discoveries or concepts, whether patentable or not, embodied in the Software and the Documentation, (d) all original works of authorship, including source code, object code, and related written materials, related to the Software, and all copyrights, whether or not registered, covering such works of authorship, (e) all trade secrets, proprietary information and know-how including, without limitation, technical data, designs, plans, functional specifications, test data and operating specifications, relating to or embodied in the Software, and (f) all patentable subject matter and all United States and foreign issued design and utility patents, and all applications relating to any inventions, and all reissues, divisions, continuations and extensions of them, that are embodied by or contained in the Software. Assignor acknowledges that as of the Effective Date, Company owns all United States and international intellectual property rights, including patent rights, copyrights, trademarks, trade secrets and moral rights related to the Software and the Documentation. Assignor hereby waives, and agrees to use best efforts to cause its employees to waive, any claims it may have to the Software and the Documentation under any moral rights doctrine of any country. Assignor represents and warrants that it has required, and will continue to require, its past, present and future employees and contractors to assign all tights, title and interest in the Software and the Documentation to Company.

3.      Consideration. In consideration for the assignment of the Software Company agrees to pay Assignor one hundred dollars, which the parties agree constitutes valid and binding consideration.

4.      Additional Documents and Actions. Assignor agrees to execute all documents and take all actions reasonably requested by Company to vest in Company the rights contemplated in this Agreement. Further, at Company’s request, Assignor and/or its personnel shall confirm Company’s ownership in the Software and the Documentation by execution and delivery of assignments, confirmations of assignment, or other written instruments as Company may reasonably request. As of the Effective Date, Assignor has no further rights to market or sell the Software.

 5.      Confidentiality. Assignor shall hold the terms of this Agreement, the Software, the Documentation, and any other materials related to the Software, including the source code and any related intellectual properly, in strict confidence, and shall not disclose the terms of this Agreement, the Software or intellectual property to any third party without first receiving Company’s prior written consent.

6.      Representation and Warranty. Assignor represents and warrants that immediately prior to the Effective Date, Assignor was the sole owner of, and had title to, all intellectual property rights in the Software and Documentation and has the authority and right to sell and assign the Software amid Documentation to Company as set forth in this Agreement.

7.      Covenant not to Compete. Assignor agrees not to develop, market, promote or distribute any software that is similar to the Software in code, features or functions.

8.      General. This Agreement embodies the complete agreement of the Parties with respect to the subject matter hereof and supersedes any prior written, or Prior or contemporaneous oral, understandings or agreements between the Parties that relates in any way to the subject matter hereof. This Agreement may be amended only in writing executed by Company and Assignor. This Agreement is binding upon and inures to the benefit of the respective heirs, executors, administrators, legal representatives and successors of Company and Assignor. This Agreement is governed by and construed and interpreted in accordance with substantive laws of Texas, without giving effect to any conflict of laws, rule or principle that might require the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, the Parties have caused this Agreement to he duly executed by their authorized representatives.

ISI Security Group, Inc.		Mark McDonald
By:	/Sam Youngblood/	/Mark McDonald/
Printed Name: Sam Youngblood
Title: CEO

Exhibit A

Software

Estimation Software Package
“The Estimator”
Current Version is 12.22